Exhibit 21
2001 10-K

SUBSIDIARIES OF
THE MANITOWOC COMPANY, INC.
Manitowoc Marine Group, LLC	Nevada
Marinette Marine Corporation	Wisconsin
Manitowoc Foodservice Companies, Inc.	Nevada
Diversified Refrigeration, Inc.	Tennessee
KMT Refrigeration, Inc.	Wisconsin
Harford Duracool, LLC	Wisconsin
KMT Sales Corporation	Nevada
Manitowoc Beverage Systems, Inc.	Nevada
Manitowoc Equipment Works, Inc.	Nevada
Manitowoc FP, Inc.	Nevada
Manitowoc Ice, Inc.	Wisconsin
Multiplex Company, Inc.	Missouri
SerVend International, Inc.	Nevada
SerVend Sales Corporation	Nevada
Manitowoc Crane Companies, Inc.	Nevada
North Central Crane & Excavator Sales Corporation	Nevada
Femco Machine Company, Inc.	Nevada
Manitowoc Boom Trucks, Inc.	Texas
Manitowoc CP, Inc.	Nevada
Manitowoc Cranes, Inc.	Wisconsin
Manitowoc MEC, Inc.	Nevada
Manitowoc Korea Company, Ltd.	Korea
Manitowoc Re-Manufacturing, Inc.	Wisconsin
West-Manitowoc, Inc.	Wisconsin
Manitowoc (Bermuda) Ltd.	Bermuda
Manitowoc (Barbados) Ltd.	Barbados
Manitowoc Europe Holdings Ltd.	England
Manitowoc FAPG, S.r.l.	Italy
Manitowoc (Hangzhou) Refrigeration Company, Ltd.	China
Shanghai Manitowoc International Trading Company, Ltd.	China
Manitowoc International Sales Corporation	Barbados
Manitowoc France, SAS	France
Potain, SAS	France